Exhibit 10.15

Lease Agreement

Party A (hereinafter referred to as the “Group”): Tianjin Tianshi Group Co. Ltd.

Party B (hereinafter referred to as “Biological”); Tianjin Tianshi Biological Development Co., Ltd.

Group and Biological have entered into a Real Property Transfer Agreement (the “Transfer Agreement”) dated December 14, 2007 pursuant to which Biological is transferring certain buildings (the “Buildings”) and land use rights to Group. Pursuant to the Transfer Agreement, Group has agreed to allow Biological to continue to use and occupy certain of the Buildings, as specified on Exhibit A (collectively, the Leased Buildings”).

1.
Group provides Biological the right to lease, use and occupy the Leased Buildings from the date of this Agreement until the earlier of (i) the date Biological acquires the use of and occupies alternate facilities, or (ii) the date the Land Use Rights for the Leased Buildings expire.

2.
Biological shall have the right to lease, use and occupy the Leased Buildings without payment of any management or lease fee to Group; provided however, that Biological shall pay Group for all utility charges and maintenance costs related to the Leased Buildings (the “Charges”). Such Charges shall be invoiced by Group to Biological on a monthly or quarterly basis and shall be paid by bank transfer within 30 days of receipt of the invoice.

3.	Group’s responsibilities:

a.
Group shall insure that all of the Leased Buildings run properly and provide maintenance for the Leased Buildings on a regular basis. Group shall compensate Biological’s losses caused from improper maintenance or management of the Leased Buildings by Group.

b.	Group shall pay insurance fees for the Leased Buildings and is responsible for compensating Biological’s losses caused from the improper behavior of the management staff and other users of Group.

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c.	Group is obliged to satisfy Biological’s reasonable and legal requirements during the lease period.

d.
Biological shall timely notify Group to take effective measures for any damages or malfunctions existing or occurring on the Leased Buildings that may affect the safe and normal use of the Leased Buildings.

4.	Biological’s responsibilities:

a.	Biological shall comply with the law in the People’s Republic of China during the lease period.

b.	Biological shall pay the Charges to Group as stipulated in Section 2 above.

c.
Biological shall properly use and take good care of the Leased Buildings and avoid any abnormal damages. Biological shall be responsible for the timely maintenance or compensation for any malfunction on the premise and its internal facilities caused by its misuse or inappropriate use.

d.
Biological shall keep the Leased Buildings in a good condition. Biological and Group shall confirm in writing the condition of the Buildings on the date of this Lease Agreement. Upon termination of this Agreement, Biological shall be responsible to pay to Group the cost of returning the Leased Buildings to their original state, excluding normal wear and tear or original defect.

e.
Biological shall provide Group with 60 days prior written notice of the date on which it will vacate the Leased Buildings (the “Termination Date”). Party A shall prepare an inventory of all its assets in the Buildings and arrange to remove all of its assets from the Buildings before the Termination Date.

5.	Any matters not covered in this agreement shall be further negotiated between the two parties in good faith and a supplemental agreement shall be equally valid.

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6.
Both parties shall solve any disputes arising from the execution and performance of this agreement through good faith negotiation. In the case that an agreement cannot be reached, according to the laws of the People’s Republic of China, either party may submit the dispute to the court which has jurisdiction over the Leased Buildings.

7.	This Agreement has four original, two in Mandarin and two in English. Each party shall keep one of each language and the Mandarin version shall govern in case of inconsistency.

8.	This Agreement shall be effective from the date on which both parties have signed on it.

Tianjin Tianshi Group Co., Ltd

[COMPANY SEAL AFFIXED]

Authorized representative: /s/ Jinyuan Li
Address: No. 6 Yuanquan Road, Wuqing Development Area, Tianjin New-tech Industry Park
Date: December 14, 2007

Tianjin Tianshi Biological Development Co. Ltd.

[COMPANY SEAL AFFIXED]

Authorized representative: /s/ Yiqun Wu
Address: No. 6 Yuanquan Road, Wuqing Development Area, Tianjin New-tech Industry Park
Date: December 14, 2007

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